Exhibit 10.62
PARTICIPATION AGREEMENT
THIS PARTICIPATION AGREEMENT (this “Agreement”) dated June 22, 2007 is between Tyson Foods, Inc., a Delaware corporation (“Tyson”), and Syntroleum Corporation, a Delaware corporation (“Syntroleum”).
RECITALS
WHEREAS, Syntroleum is pursuing or may pursue various project opportunities outside the United States that consist of designing, developing, constructing and operating Biofined Renewable Fuels Production Plants either alone or with one or more third parties;
WHEREAS, Syntroleum is pursuing or may pursue various project opportunities on a world wide basis that consist of designing, developing, constructing and operating BTL Production Plants either alone or with one or more third parties;
WHEREAS, Tyson desires to have the right to have an equity participation in the ownership of such Biofined Renewable Fuels Production Plants and BTL Production Plants subject to the terms and conditions contained herein; and
WHEREAS, based on Tyson’s investment in and support of Syntroleum’s first Biofined Renewable Fuels Production Plant, Syntroleum desires to grant Tyson the right to have an equity participation in the development and ownership of such Biofined Renewable Fuels Production Plants and BTL Production Plants subject to the terms and conditions contained herein.
NOW THEREFORE, in consideration of these premises and the mutual promises and covenants set forth herein, Tyson and Syntroleum mutually agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions. Capitalized terms used herein shall have the meanings given such terms in this Section 1.1:
“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
“Bio Feedstock” means animal fats and other feedstocks, including, but not limited to, vegetable oils, yellow, brown and recycled grease, glycerin, glycerol, palm oil, soybean oil and other bio-oils, but excluding any material or product produced from a Fischer-Tropsch synthesis process.
“Biofined Renewable Fuels” means renewable fuels including, but not limited to, iso-paraffinic kerosene, jet fuel, diesel, naphtha, petroleum jelly and liquefied petroleum gas.

“Biofined Renewable Fuels Production Plant” means a production plant capable of producing Biofined Renewable Fuels solely from Bio Feedstock using Biofining Technology.
“Biofining Technology” means Syntroleum’s proprietary technology for making Biofined Renewable Fuels without the use of a Fischer-Tropsch synthesis process.
“BTL Feedstock” means all renewable feedstocks, including, but not limited to, vegetable oils, yellow, brown and recycled grease, animal fats and oils, animal, industrial and human waste, woodchips, cellulosic plant material, glycerin, glycerol, palm oil, soybean oil and other bio-oils, but excluding coal, petroleum and natural gas.
“BTL Production Plant” means a production plant capable of producing Biofined Renewable Fuels via gasification and a Fischer-Tropsch synthesis process from BTL Feedstock.
“BTL Technology” means Syntroleum’s proprietary technology for making Biofined Renewable Fuels with the use of a Fischer-Tropsch synthesis process and including third-party gasification technology.
“Commercial Royalty” means a commercially reasonable arms-length upfront or running royalty.
“Developer” means the Person with primary responsibility for the development of a Development Project.
“Development Project” means the development of a Biofined Renewable Fuels Production Plant or a BTL Production Plant.
“Equity Participation” means, with respect to a Development Project or a Plant, an ownership interest in such Development Project or Plant or the right to receive a share of the revenue generated by such Development Project or Plant including but not limited to any royalty in respect of the licensing of Bio Technology except a Commercial Royalty.
“Feasibility Study” means a written report evaluating a possible Development Project, including a review of site locations, preliminary engineering design and the economic analysis with respect to such possible Development Project.
“LLC Agreement” means the Limited Liability Company Agreement of Dynamic Fuels, LLC dated as of even date herewith between Syntroleum and Tyson.
“Party” means either Syntroleum or Tyson, as the context so requires, and “Parties” means collectively Syntroleum and Tyson.
“Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.
“Plant” means a Biofined Fuels Production Plant or a BTL Production Plant.

“Project Proposal” means, with respect to any Development Project, the Feasibility Study for such Development Project, the amount and terms of Syntroleum’s Equity Participation in such Development Project, the past costs that would be assumed by Tyson, and, if available, a business plan, a financing plan including sources and uses of equity and debt, a financial model and other relevant information with respect thereto necessary for a prudent investor to make an informed decision to participate in such Development Project.
“Syntroleum Group” means Syntroleum and any Affiliate of Syntroleum.
ARTICLE 2
PARTICIPATION
2.1 Participation Rights.
(a) Subject to the terms and conditions contained herein, Syntroleum hereby grants Tyson the right to have an Equity Participation in each Development Project for a Biofined Renewable Fuels Production Plant located outside the United States in which a member of the Syntroleum Group has an Equity Participation either alone or with third parties (“Biofining Participation Rights”). Such Equity Participation shall be limited to fifty percent (50%) of the Syntroleum Group’s Equity Participation in such Development Project and shall be offered on the same terms and conditions that Syntroleum Group has its Equity Participation in such Development Project. Following the expiration of the exclusivity restrictions imposed on Syntroleum pursuant to Section 5.2(a) of the LLC Agreement or Section 2.03 of the Syntroleum Biofining Technology Master License, the Biofining Participation Rights shall apply on a world wide basis. Notwithstanding anything herein to the contrary, Tyson shall have no right to have an Equity Participation in any Biofined Renewable Fuels Production Plant to which Syntroleum is only licensing Biofining Technology in consideration for the payment of a Commercial Royalty.
(b) Subject to the terms and conditions contained herein, Syntroleum hereby grants Tyson the right to have an Equity Participation in each Development Project for each BTL Production Plant on a world wide basis in which a member of the Syntroleum Group has an Equity Participation either alone or with third parties. Such Equity Participation shall be limited to fifty percent (50%) of the Syntroleum Group’s Equity Participation in such Development Project and shall be offered on the same terms and conditions that Syntroleum Group has its Equity Participation in such Development Project. Notwithstanding anything herein to the contrary, Tyson shall have no right to have an Equity Participation in any BTL Production Plant to which Syntroleum is only licensing BTL Technology in consideration for the payment of a Commercial Royalty.
(c) With respect to each Development Project in which a member of Syntroleum Group does not have an Equity Participation or to which Syntroleum is just licensing Biofining Technology in consideration for the payment of a Commercial Royalty, Syntroleum’s sole obligation to Tyson in respect to such Development Project will be (i) to notify Tyson thereof and (ii) if requested by Tyson, to introduce Tyson to the project participants of such Development Project so that Tyson may have the opportunity to offer to supply the Bio Feedstock or have an Equity Participation in such Development Project.

2.2 Feasibility Study.
(a) With respect to each Development Project in which a member of Syntroleum Group is considering owning an Equity Participation, Syntroleum shall prepare and complete a Feasibility Study either alone or in conjunction with the other potential project participants. Upon the completion of each Feasibility Study, Syntroleum shall determine whether it will pursue such Development Project. If Syntroleum makes the determination that a member of Syntroleum Group intends to pursue such Development Project, it will offer Tyson the right to participate in such Development Project in accordance with Section 2.3 hereof.
(b) Tyson hereby acknowledges that during the preparation of a Feasibility Study for a Development Project, Syntroleum will be or may be negotiating various commercial relationships, terms and agreements that will govern Syntroleum’s interest (equity or otherwise) in such Development Project and that Syntroleum shall not be required to alter such commercial relationships, terms and agreements should Tyson make an election to participate.
(c) If Syntroleum is the Developer of such Development Project, Syntroleum will not develop any commercial relationship, term or agreement reasonably likely to prevent Tyson from participating in such Development Project and Tyson shall have the right to participate directly in such Development Project.
(d) If Syntroleum is not the Developer of such Development Project, Syntroleum will use reasonable commercial efforts to ensure that such Development Project does not include a commercial relationship, term or agreement reasonably likely to prevent Tyson from participating in such Development Project. If the Developer of such Development Project is unwilling to have Tyson directly participate in such Development Project, then Syntroleum and Tyson shall establish a participation structure permitting Tyson to participate in the Development Project in a manner reasonably satisfactory to Syntroleum and Tyson which provides Tyson with the economic benefits that Tyson would otherwise receive through a direct participation in such Development Project.
2.3 Procedures.
(a) For each Development Project that Syntroleum intends to pursue and develop, Syntroleum shall deliver to Tyson a Project Proposal for such Development Project and will offer Tyson the right to have an Equity Participation in the Development Project subject to the terms and conditions contained herein.

(b) Syntroleum shall give Tyson at least thirty (30) days prior written notice before delivering a Project Proposal for a Development Project to Tyson (each a “Pre-Notification”) setting forth the name, location, principal participants and general description of such Development Project. In response to each Pre-Notification delivered hereunder, Tyson shall notify Syntroleum within ten (10) days of receipt of the Pre-Notification whether Tyson is an equity or revenue sharing participant in an existing third party Development Project located within the lesser of (i) the same country and (ii) two hundred and fifty (250) miles of the Development Project specified in the Pre-Notification delivered by Syntroleum. If Tyson is an equity or revenue sharing participant in any such third party Development Project, Syntroleum will have no obligation to make a Project Proposal to Tyson considering such Development Project and such Development Project shall be excluded from the terms of this Agreement.
(c) Upon receipt by Tyson of a Project Proposal from Syntroleum, Tyson shall have sixty (60) days from the receipt thereof to notify Syntroleum in writing that Tyson either elects to participate in the Development Project that is subject of the Project Proposal or that Tyson declines to participate in such Development Project. If Tyson elects to participate in a Development Project, such election shall also specify the amount of Tyson’s Equity Participation in such Development Project. Failure of Tyson to respond within such sixty (60) day period shall be deemed to be an affirmative election by Tyson to not request an Equity Participation in such Development Project. If Tyson elects not to participate in a Development Project, Syntroleum shall still be obligated to offer Tyson the right to participate in future Development Projects during the term of this Agreement. All costs incurred by Tyson in evaluating whether to participate in a Development Project shall be Tyson’s sole obligation and Syntroleum shall have no responsibility therefor.
(d) If Tyson elects to have an Equity Participation in a Development Project, Tyson will reimburse Syntroleum for the portion of the reasonable and documented costs incurred by Syntroleum in its capacity as a holder of an Equity Participation in the Development Project to date, including but not limited to the preparation of the Feasibility Study and the Project Proposal, equal to Tyson’s pro rata share of such costs as determined by the portion of such Equity Participation taken by Tyson in such Development Project as compared to the Equity Participation taken by Syntroleum.
ARTICLE 3
BIO FEEDSTOCK SUPPLY
3.1 Bio Feedstock Supply. Tyson hereby acknowledges that, prior to the completion of the Feasibility Study for a Development Project, a third party may have agreed to supply the Bio Feedstock for such Development Project in which case Tyson shall have no right to suspend or alter such Bio Feedstock supply agreement. If Tyson elects to participate in a Development Project without an agreed supply of Bio Feedstock, Tyson shall have the right, but not the obligation, to offer to supply the Bio Feedstock for such Development Project.

ARTICLE 4
TERM
4.1 Biofined Renewable Fuels Production Plant Term. Syntroleum’s obligation to offer Tyson the right to Equity Participations in Development Projects for Biofined Renewable Fuels Production Plants shall terminate on the first to occur of:
(a) the date upon which Tyson breaches its economic obligations in any material respect with respect to a Development Project for a Biofined Renewable Fuels Production Plant in which Tyson has elected to take an Equity Participation hereunder with respect to which there has not been any material change in economics (actual or estimated) or any material change in governmental risk, law, partner risk or any other material change since the date of such election;
(b) the date that Tyson owns directly or indirectly less than ten percent (10%) of the equity interest of the Company (as such term is defined in the LLC Agreement); and
(c) the last to occur of:
(i) the ten (10) year anniversary of the date of this Agreement;
(ii) two (2) years after the Development Activities Completion Date (as such term is defined in the LLC Agreement); and
(iii) the three (3) year anniversary of the date of Tyson electing to participate in a Development Project for a Biofined Renewable Fuels Production Plant pursuant to Section 2.3(c) hereof prior to the later of (1) the ten (10) year anniversary of the date of this Agreement and (2) two (2) years after the Development Activities Completion Date,; provided, however, that if Tyson elects to participate in a subsequent Development Project for a Biofined Renewable Fuels Production Plant prior to such three (3) year anniversary, the date for purposes of this Section 4.1(c)(iii) shall be the three (3) year anniversary of the date of such subsequent election.
4.2 BTL Production Plant Term. Syntroleum’s obligation to offer Tyson the right to Equity Participations in Development Projects for BTL Production Plants shall terminate on the first to occur of:
(a) the date upon which Tyson breaches its economic obligations in any material respect with respect to a Development Project for a BTL Production Plant in which Tyson has elected to take an Equity Participation hereunder with respect to which there has not been any material change in economics (actual or estimated) or any material change in governmental risk, law, partner risk or any other material change since the date of such election;
(b) the date that Tyson owns directly or indirectly less than ten percent (10%) of the equity interest of the Company; and
(c) the last to occur of:

(i) the ten (10) year anniversary of the date of this Agreement;
(ii) two (2) years after the Development Activities Completion Date; and
(iii) the three (3) year anniversary of the date of Tyson electing to participate in a Development Project for a BTL Production Plant pursuant to Section 2.3(c) hereof prior to the later of (1) the ten (10) year anniversary of the date of this Agreement and (2) two (2) years after the Development Activities Completion Date,; provided, however, that if Tyson elects to participate in a subsequent Development Project for a BTL Production Plant prior to such three (3) year anniversary, the date for purposes of this Section 4.2(c)(iii) shall be the three (3) year anniversary of the date of such subsequent election.
ARTICLE 5
MISCELLANEOUS
5.1 Amendments. This Agreement may not be amended or supplemented except by the written agreement of the parties hereto.
5.2 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding between them with respect to such subject matter.
5.3 Severability. In the event any provision or portion of a provision hereof is held to be invalid, void, or unenforceable by a court of competent jurisdiction or a governmental agency with jurisdiction, such holding shall not affect the remaining portion of that provision or any other provision hereof.
5.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered or mailed, registered mail, first-class postage paid or (b) transmitted via facsimile, if to any Party, at such Party’s address, or to such Party’s facsimile number, set forth below, or to such other Person or address as any Party shall have last designated by notice to the other Party. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or by facsimile transmission and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by facsimile transmission, on the date sent, and (iv) if delivered by hand, on the date of receipt.

If to Tyson, to:	Tyson Foods, Inc. 2210 West Oaklawn Drive Springdale, Arkansas 72762 Fax No.: (479) 290-7967 Attention: Executive Vice President, General Counsel

If to Syntroleum, to:	Syntroleum Corporation 4322 South 49th West Avenue Tulsa, Oklahoma 74107 Fax No.: (918) 592-7979 Attention: President
5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflict-of-laws rule or principle that might refer the construction or interpretation of this Agreement to the laws of another State.
5.6 Arbitration; Jurisdiction; Venue. All disputes arising out of or related to this Agreement and not resolved within fifteen (15) days after the occurrence thereof shall be determined by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (the “Rules”). Any such arbitration shall be conducted in Houston, Texas in the English language. The arbitration panel shall consist of three neutral arbitrators. The arbitrators shall be appointed as provided in Rule R-11. The chairman shall be selected in accordance with Rule R-13 of the Rules. Any action or proceeding required to enforce or enter an arbitration award or decision will be brought and enforced in the courts of the United States for the Southern District of New York, and the parties irrevocably submit to the exclusive jurisdiction of the foregoing courts in respect of any such action or proceeding. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such action or proceeding in the United States District Court for the Southern District of New York, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors and assigns. This Agreement and the rights and obligations hereunder may not be assigned by either Party to any other Person without the prior written consent of the other Party not to be unreasonably withheld, conditioned or delayed. Notwithstanding the preceding, Tyson may assign this Agreement and its right and obligations hereunder to a wholly owned Affiliate of Tyson.
5.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
5.9 Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules and Exhibits are to Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes. The terms “include” and “including” means include or including without limitation. A reference to an agreement or instrument is to the agreement or instrument as amended or modified from time to time in accordance with its terms. The Parties acknowledge and agree that this Agreement has been negotiated by the Parties and has been the subject of arm’s length and careful negotiation, that each Party has been given the opportunity to independently review this Agreement with legal counsel, and that each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. Accordingly, in the event of an ambiguity in or dispute regarding the interpretation of this Agreement, this Agreement shall not be interpreted or construed against a Party which drafted the Agreement or any portion thereof.

5.10 Headings. The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
5.11 Confidentiality: Publicity.
(a) The Parties agree that each shall keep confidential and cause its Affiliates and instruct its officers, directors, employees and advisors to keep confidential, all information relating to the terms and conditions of this Agreement (collectively, “Confidential Information”). Notwithstanding the foregoing, a Party may disclose Confidential Information to the extent such disclosure is (i) required by law, administrative process or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (ii) to the advisors, auditors, legal counsel, agents, lenders and insurers of such party or its affiliates (collectively, “Recipients”) provided that such disclosure is necessary for each Recipients to perform their respective obligations on behalf of such Party with respect to this Agreement and a Party shall be liable for any breach of such confidentiality obligations by it Recipients, (iii) of information already known by a Party prior to disclosure by the other Party or which is available to the public as of the date hereof, or thereafter becomes available to the public other than as a result of a breach of this Section 5.11, (iv) of information obtained from another source not subject to confidentiality obligation or (v) of information independently developed by a Party’s employees not privy to the other Party’s information.
(b) In furtherance of the foregoing, if any Party is or becomes compelled by any governmental, judicial or regulatory authority with jurisdiction to disclose this Agreement to any third party (e.g., by order, deposition, interrogatory, civil investigative demand, request for documents, subpoena, or similar process or rule of procedure, or by statute, rule, or regulation, or other legal requirement), such Party shall give the other Party prompt notice of the existence, terms and circumstances surrounding such requirement.
(c) The obligation of the Parties under this Section 5.11 shall survive the expiration or termination of this Agreement for a period of two (2) years.

(d) Each Party shall have the right to review and approve any publicity material, press releases, or other public statements by the other Party that refer to such Party or that describe any aspect of this Agreement. Each Party agrees not to issue any such publicity materials, press releases, or public statements without the prior written approval of the other Party, except as is required to comply with federal or state securities laws or the rules of any securities exchange to which a Party is subject. No Party shall publish or use any advertising, sales promotions, or other publicity materials that use any other Party’s logo, trademarks, or service marks without the prior written approval of such other Party.
(Signatures on following page)

IN WITNESS WHEREOF, each Party has executed this Agreement in counterparts as of the date first above written.

SYNTROLEUM CORPORATION
By:	/s/ John B. Holmes, Jr.
	Name:	John B. Holmes, Jr.
	Title:	Chief Executive Officer

TYSON FOODS, INC.
By:	/s/ Richard L. Bond
	Name:	Richard L. Bond
	Title:	President and Chief Executive Officer